Exhibit 10.1

FUNDING AGREEMENT

FUNDING AGREEMENT (this “Agreement”), dated as of June 27, 2011, between Forex Capital Markets LLC, a Delaware limited liability company (“FXCM” or the “Settling Party”), and the individuals listed on Schedule A hereto (the “Funding Members”).

WHEREAS, FXCM entered into an Offer of Settlement (the “NFA Settlement”) with the National Futures Association (“NFA”) on June 22, 2011, a copy of which is attached hereto as Exhibit A;

WHEREAS, FXCM has entered into settlement discussions (the “CFTC Settlement Discussions”) with the Commodity Futures Trading Commission (“CFTC”);

WHEREAS, pursuant to the NFA Settlement, within thirty (30) days of a Decision (as that term is defined therein) by NFA to accept the Settlement, FXCM shall make a good faith effort to credit the accounts of certain of its customers (the “Credited Accounts”) and pay $2,000,000 to NFA as a civil sanction;

WHEREAS, FXCM further anticipates that the CFTC Settlement Discussions will require FXCM to pay $6,000,000 to CFTC as a civil monetary penalty (together with the NFA civil sanction, the “CMP”);

WHEREAS, the Funding Members wish to fund FXCM up to $8,000,000 for the Credited Accounts and $8,000,000 for the CMP, for a total of $16,000,000 (collectively, the “Anticipated Settlement Amount”);

WHEREAS, FXCM has established a reserve of approximately $16,000,000 (the “FXCM Reserve Account”), which has been accounted for in its financial statements, and allocated to the capital accounts of the Funding Members to cover the costs of the Anticipated Settlement Amount; and

WHEREAS, in order to fund the FXCM Reserve Account, each Funding Member shall contribute their portion of the Anticipated Settlement Amount to their FXCM Holdings LLC Capital Account (as that term is defined in the FXCM Holdings LLC Third Amended and Restated LLC Agreement), as provided in Schedule A attached hereto (the “Funding Member Contribution Schedule”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
Funding.   At such time when NFA accepts the NFA Settlement, FXCM shall provide notice to each of the Funding Members. Within ten (10) days of receiving the notice, or as soon as  practical thereafter, each of the Funding Members shall wire, or shall have had previously wired,  their portion of the entire Anticipated Settlement Amount as set forth in Schedule A attached hereto, pursuant to Section 2 below.

2.	Payments. All payments by the Funding Members’ Capital Accounts pursuant to this Agreement shall be made by wire transfer to the following FXCM Reserve Account:

Bank:	Bank of America
Beneficiary:	Forex Capital Markets LLC
Beneficiary Account #:	009420391010
Fedwire ABA #: (Domestic)	026009593
SWIFT Code: (International)	BOFAUS3N

3.
True-Up. FXCM shall calculate the difference, if any, between the final amounts paid, in the aggregate, to the Credited Accounts, to the NFA and CFTC (the “Final Settlement Amount”) and the Anticipated Settlement Amount, within sixty (60) days of payment of the Final Settlement Amount. If there is any positive difference between the Final Settlement Amount and the Anticipated Settlement Amount, FXCM shall promptly reimburse each of the Funding Member’s Capital Accounts in accordance with the Funding Member Contribution Schedule in Schedule A attached hereto. If, however, if there is any negative difference between the Final Settlement Amount and the Anticipated Settlement Amount, FXCM and the Funding Members agree to enter into further good faith discussions regarding any additional funding needed to satisfy FXCM’s settlement obligations thereunder.

4.	Representations. Each of the parties hereto represents and warrants that they have the ability, power and authority to enter into the transactions contemplated by this Agreement.

5.
Successors and Assigns.   This Agreement shall be binding upon each of the Funding Members, their successors and assigns and all rights against each of the members arising under this Agreement shall be for the sole benefit of FXCM.

6.	Governing Law. This Agreement shall be governed by the law of the State of New York, without regard to the conflict of law principles thereof.

7.	Amendment. This Agreement can be amended or modified only by an instrument in writing signed by all of the parties hereto.

8.
Counterparts.  This Agreement may be executed in one or more counterparts, all of which should be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

9.
Invalidity or Unenforceability. Any provision hereof which is prohibited, invalid or unenforceable shall be ineffective only to the extent of such prohibition, invalidity, or unenforceability without invalidating the remaining provisions hereof.

10.
Entire Agreement. This Agreement (including all Exhibits, Schedules, amendments and attachments hereto) represents the entire agreement by and between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings, representations, warranties, requests for proposal and negotiations, if any.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

FOREX CAPITAL MARKETS LLC

/s/Dror Niv
By: Dror Niv

FUNDING MEMBERS

/s/Dror Niv
By: Dror Niv

/s/David Sakhai
By: David Sakhai

/s/William Ahdout
By: William Ahdout

/s/Kenneth Grossman
By: Kenneth Grossman

/s/Eduard Yusupov
By: Eduard Yusupov

/s/Michael Romersa
By: Michael Romersa

SCHEDULE A

Dror Niv	25.641026%
Eduard R. Yusupov	22.564103%
David K. Sakhai	17.179487%
William Ahdout	14.358974%
Kenneth A. Grossman	3.076923%
Michael Romersa	17.179487%
100.000000%